Exhibit 99.1

NEWS RELEASE	Release Date: December 9, 2004 at 7:00 a.m. EST

KNBT BANCORP TO EXPAND FRANCHISE
WITH ACQUISITON OF
NORTHEAST PENNSYLVANIA FINANCIAL CORP.

Lehigh Valley and Hazleton, PA (December 9, 2004) — KNBT Bancorp, Inc. (Nasdaq: KNBT), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), and Northeast Pennsylvania Financial Corp. (Nasdaq: NEPF), the holding company for First Federal Bank, Hazleton, Pennsylvania (“First Federal”), announced today that they have signed a definitive merger agreement for KNBT to acquire NEPF.

Under the terms of the agreement, upon consummation of the merger of NEPF into KNBT, each outstanding share of NEPF common stock will be converted into the right to receive either $23.00 in cash or KNBT common stock, at the election of the holder, subject to an overall requirement that 50% of the total outstanding NEPF common stock be exchanged for stock.  The stock component of the merger consideration will be valued at $23.00 per share based upon the average market price of KNBT common stock during the 20-trading day period ending on the fifth business day prior to the closing of the merger.

Scott V. Fainor, President and Chief Executive Officer of KNBT stated, “This transaction presents an exciting opportunity for us to expand KNBT’s already strong franchise into Luzerne, Schuylkill and Columbia Counties and to add to our presence in Carbon and Monroe Counties.  Given the prior experience that I and several of our officers have in First Federal’s market area, we are confident that we will be able to successfully implement our community bank business strategy.”  Mr. Fainor added, “We have the systems and expertise to seamlessly integrate these two franchises based on our extremely successful integration of Keystone Savings Bank and Nazareth National Bank last year.  We also are excited by the opportunities presented by NEPF’s growing insurance and trust activities.”

Thomas M. Petro, President and Chief Executive Officer of NEPF, stated that “we are very pleased to be joining the KNBT family and look forward to the benefits that this affiliation will offer our shareholders, employees and customers.”

Thomas L. Kennedy, Chairman of the Board of NEPF, added, “I believe joining forces with a growing, community-based organization like KNBT will strengthen the franchise and provide an excellent return to our shareholders.”

Jeffrey P. Feather, Chairman of the Board of KNBT, stated that “we are pleased to announce that our Board of Directors will be expanded by one member when we invite Thomas L. Kennedy, who has longstanding service to NEPF, to our Board.”

The total value of the acquisition, including the payout of stock options, is approximately $98.0 million and is conditioned upon the receipt of necessary regulatory approvals, approval by NEPF’s shareholders, and other customary conditions.  The merger is expected to be consummated in the second quarter of 2005.  Management of KNBT expects the merger to be accretive to earnings in the first twelve months after closing.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc., headquartered in Bethlehem, Pennsylvania, had $2.3 billion in assets at September 30, 2004.  KNBT is the parent bank holding company for Keystone Nazareth Bank & Trust Company, a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania. The common stock of KNBT is traded on the Nasdaq Stock Market, National Market System under the symbol “KNBT.”  KNBT makes available on its web site, which is located at www.knbt.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.

About Northeast Pennsylvania Financial Corp.

Northeast Pennsylvania Financial Corp., headquartered in Hazleton, Pennsylvania, had $836.0 million in assets at September 30, 2004.  Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and NEP Trust Co. NEPF, through its subsidiaries, serves northeastern and central Pennsylvania through 16 full-service branch office locations.

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Thomas M. Petro, President and Chief Executive Officer, Northeast Pennsylvania Financial Corp., 570-459-3732

The Kafafian Group, Inc. served as the financial advisor to KNBT and Sandler O’Neill & Partners, L.P. served as the financial advisor to NEPF.  KNBT received legal counsel from Elias, Matz, Tiernan & Herrick L.L.P. while NEPF received legal counsel from Muldoon Murphy Faucette and Aguggia LLP.

This press release, as well as the investor presentation for this transaction, which will be available on KNBT’s web site, contains forward-looking statements regarding the merger of KNBT and NEPF.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of KNBT and NEPF are greater than expected; (5) changes in the interest rate environment may reduce interest margins; (6) general economic conditions, either nationally or in the markets in which KNBT will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the business in which KNBT would be engaged or (8) factors which result in a condition to the transactions not being met.

KNBT and NEPF will be filing relevant documents concerning the merger with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 containing a prospectus/proxy statement.  WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.  Investors will be able to obtain these documents free of charge at the SEC’s web site, www.sec.gov.  In addition, documents filed with the SEC by KNBT will be available free of charge from the Secretary of KNBT (Michele A. Linsky), Secretary, KNBT Bancorp, Inc., 90 Highland Avenue, Bethlehem, Pennsylvania 18017 (610) 861-5000, and documents filed with the SEC by NEPF will be available free of charge from the Secretary of NEPF (Jerry D. Holbrook), Corporate Secretary, Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazleton, Pennsylvania 18201 (570) 459-3700.  The directors and executive officers of NEPF may be deemed to be participants in the solicitation of proxies to approve the merger.  Information about the directors and executive officers of NEPF and ownership of NEPF common stock by such persons is set forth in the proxy statement filed by NEPF with the SEC on January 15, 2004.  Additional information about the interest of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed merger when it becomes available.  NEPF INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

A copy of the investor presentation for this transaction will be available at www.knbt.com.

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